IN THE UNITED STATES DISTRICT COURT

FOR THE EASTERN DISTRICT OF VIRGINIA

NORFOLK DIVISION

UNITED STATES OF AMERICA,

Plaintiff,

 v.                   CIVIL ACTION NO.: 2: l 3-cv-00653-MSD-LRL

WATERSIDE CAPITAL

CORPORATION,

Defendant.

FINAL ORDER APPROVING AND CONFIRMING

THE RECEIVER’S FINAL REPORT, TERMINATING THE RECEIVERSHIP

AND DISCHARGING THE RECEIVER

This matter came before this Court upon the Motion for Entry of a Final Order Approving the Receiver’s Final Report, Terminating the Receivership and Discharging the Receiver (the “Receiver’s Motion”) filed by the United States Small Business Administration (“SBA”) as Receiver (the “Receiver”) for Waterside Capital Corporation (“Waterside”). After careful consideration and this Court having been duly advised as to the merits,

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

1. The Receiver’s Motion is granted in its entirety;

2. The Receiver’s Final Report for the period June l, 2016 through May 18, 2017 and the acts, transactions and receipts and disbursements of funds reported therein, are hereby approved and confirmed.

3. This Court confirms that the Receiver has complied with the Orders of the Court entered May 28, 2014 (“Receivership Order”), September 4, 201 5 (“Claims Order”) and March 20, 20 l 7 (“Wind-Up Order”) as more fully described in the Brief filed in support of the Receiver’s Motion.

4. Control of Waterside shall be unconditionally transferred and returned to its shareholders c/o Roran Capital, LLC (“Roran”) upon notification of entry of this Order.

5. The stay and injunction imposed by paragraphs 7, 8 and 10 of the Receivership Order are hereby lifted.

6. All claims against and obligations of (a) Waterside, (b) the Waterside Receivership estate, (c) the Waterside Receiver and its current and former agents and attorneys, arising from or relating in any way to the Receivership shall be discharged upon notification of entry of this Final Order, except that SBA’s judgment as set forth in the Order entered May 28, 2014 shall not be discharged.

7. The Waterside receivership is hereby terminated, SBA is discharged as Receiver, and the SBA, its employees, officers, agents, contractors, attorneys, and any other person who acted on behalf of the Receiver, are hereby discharged and released from any and all claims, obligations and liabilities arising from or relating to the activities, conduct or management and operation of Waterside and the Waterside receivership estate upon notification of entry of this Final Order.

8. The SBA shall serve by United States mail, postage prepaid, a copy of this Final Order upon Roran and Waterside’s shareholders upon notification of entry of the Final Order.

9. The SBA shall serve by United States mail, postage prepaid, a copy of this Final Order upon the respective federal and state tax offices, the Virginia Secretary of State, and upon the registered agents for serv ice of process to provide notice of the transfer of control of Waterside.

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SO ORDERED.

ENTERED this 28th day of June, 2017.	Is
Mark S.Davis
United States District Judge

THE HONORABLE MARK S. DAVIS UNITED STATES DISTRICT JUDGE

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WE ASK FOR THIS:

DANA J. BOENTE

UNITED STATES ATTORNEY

By:	/s/ Gregory D. Stefan
Gregory D. Stefan, VSB # 40855 Assistant United States Attorney
Attorney for Small Business Administration, Receiver United States Attorney’s Office
101 W. Main Street, Suite 8000
Norfolk, Virginia 23510-1671
Telephone: (757) 441-6331
Facsimile: (757) 441-6689
E-mail: greg.stefan@usdoi.gov

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